Exhibit 99.1

September 27, 2018

Media: Peter Lucht – 781.655.2289

Investors: Ellen A. Taylor – 203.900.6854

Citizens Financial Group Appoints Terrance Lillis to Board of Directors;

Anthony Di Iorio to Retire from Board in April 2019

PROVIDENCE, RI — Citizens Financial Group, Inc. (NYSE: CFG) today announced the appointment of Terrance (Terry) J. Lillis to its board of directors, effective Feb. 1, 2019. Lillis most recently served as Executive Vice President and Chief Financial Officer of Principal Financial Group until his retirement in May 2017. Lillis’ appointment will expand the Citizens Board from 12 to 13 directors. He will serve on the Board’s Audit Committee.

“We are pleased to welcome Terry to our board of directors,” said Chairman and Chief Executive Officer Bruce Van Saun. “Terry is a highly experienced financial services CFO and leader who will make a valuable contribution to both our Board and to our Audit Committee going forward, as we continue our journey to drive shareholder value and become a top-performing bank.”

Citizens also announced that Anthony Di Iorio, who has served on the Citizens board since 2014, will retire from the board after his current term expires at the end of April 2019, as he has reached age 75, the mandatory retirement age under the bank’s corporate governance guidelines. Mr. Di Iorio serves on the Audit Committee and the Nominating and Corporate Governance Committee.

Lillis, 65, joined Principal in 1982 as an actuarial student and held various senior actuarial, risk management and product-pricing roles through 2008 when he began service as chief financial officer. In that role, he was responsible for the financial integrity, sustainability and well-being of Principal. Lillis led a series of strategic initiatives that allowed Principal to weather the most recent global financial crises, create an adequate capital base and become a leading global provider of retirement, long-term savings and asset-management products and services through organic growth and acquisitions. During Lillis’ tenure as chief financial officer, Principal became a leading global financial services company with operations in more than 11 countries and clients in more than 75 countries.

An Iowa native, Terry received a bachelor’s degree from Simpson College after serving in the U.S. Army in the Republic of Korea. He received an M.S. degree in actuarial science from the University of Iowa in 1982. He is a member of the American Academy of Actuaries and the Society of Actuaries.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $155.4 billion in assets as of June 30, 2018. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,150 branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services, including lending and deposits, capital markets, treasury services, foreign exchange and interest rate products and asset finance. More information is available at www.citizensbank.com or visit us on Twitter, LinkedIn or Facebook.